UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008
CAMCO FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of	(Commission File No.)	(IRS Employer I.D. No.)
incorporation)
6901 Glenn Highway, Cambridge, Ohio 43725
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (740) 435-2020
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10
EX-99

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) & (d) On December 31, 2008, the Board of Directors of Camco Financial Corporation (“Camco”) announced that it appointed James E. Huston to serve as the Chief Executive Officer and President of Camco and its wholly-owned subsidiary, Advantage Bank. Mr. Huston had assumed the duties of Chief Executive Officer on December 16, 2008 following the resignation of Mr. Baylor. Camco’s Board also elected Mr. Huston as the Chairman of the Board, filling the vacancy created on the Board by Mr. Baylor’s resignation.
     A resident of Westerville, Ohio, Mr. Huston is 46 years old and worked as an independent consultant for financial institutions since July 2006, including for Camco since September 2008. From February 2006 until July 2006, Mr. Huston served as the interim Chief Financial Officer for the Federal Home Loan Bank of Des Moines. Mr. Huston was employed by First Consumers National Bank in Portland, Oregon, serving as the Executive Vice President and Chief Financial Officer from November 2001 until March 2002 and as Chairman, President and Chief Executive Officer from March 2002 until November 2005. Mr. Huston served as Executive Vice President and Chief Financial Officer of Aames Financial Corporation, Los Angeles, California, from August 2000 to November 2001. He was employed by Bank One Corporation, Columbus, Ohio from 1992 to 2000 where he held several executive positions, including Senior Vice President and Chief Financial Officer, Bank One Consumer Financial Services from May 1997 to August 2000.
     On December 31, 2008, Camco entered into an Employment Agreement with Mr. Huston (the “Agreement”), a copy of which is attached as Exhibit 10 and incorporated herein by reference. The Agreement provides for a two-year term that renews daily and a base salary of $295,000. Within 15 business days of the date of the Agreement, Camco will award Mr. Huston 50,000 shares of restricted Camco common stock (the “Restricted Stock”) and an option to acquire 75,000 shares of Camco common stock (the “Option”). The Restricted Stock will vest over four years in equal installments of 12,500 shares each year, beginning on the first anniversary of the date of the Restricted Stock award. The Option will be immediately exercisable and the exercise price of the Option will equal the fair market value of Camco common stock on the date of grant.
     The Agreement also provides that Mr. Huston will participate in Camco cash and equity incentive plans which provide for the payment of certain bonuses upon the achievement of corporate performance objectives which will be mutually agreed upon. His potential cash award will range from 0% to 150% of his base salary and he will be eligible to earn an equity award of options for shares equaling up to 200% of his base salary. In accordance with the Agreement, Camco and Mr. Huston also will enter into a salary continuation agreement that provides for a termination benefit of $20,000 per year for 15 years, which benefit vests over a five year period at 20% per year beginning on December 31, 2009.
     Upon a termination of employment after a Change of Control (as defined in the Agreement), Mr. Huston will be entitled to an amount equal to two times his “base amount” as such term is defined in Section 280G of the Internal Revenue Code, with an additional amount not to exceed .99 times the “base amount” that may be awarded at the discretion of the Camco Board. This payment may be reduced under certain conditions described in the Agreement.

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In addition, upon a Change of Control, Mr. Huston will be entitled to continued health, life and disability insurance benefits until the earliest of 18 months or the date on which he is eligible to be included in another employer’s benefit plans.
     If Camco terminates Mr. Huston for other than Just Cause (as defined in the Agreement) and not in connection with a Change of Control, Camco will pay to Mr. Huston a lump sum equal to his then current annual salary for the number of months remaining in the Agreement and provide him with health, life and disability insurance until the earliest of 18 months, the end of the term of the Agreement or the date on which he is eligible to be included in another employer’s benefit plans.
     During the Mr. Huston’s employment and for a period of 24 months after his termination, Mr. Huston has agreed that he will not compete with Camco nor solicit any of its customers or employees.
     A copy of the press release announcing Mr. Huston’s appointment is attached as Exhibit 99.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10	Employment Agreement

99	Press Release

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION
By:	/s/ Kristina K. Tipton
Kristina K. Tipton,
Principal Accounting Officer

Date: January 7, 2009

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